Exhibit 99.2
Abercrombie & Fitch
August 2008 Sales Release
Call Script
This is Eric Cerny, Manager Investor Relations of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended August 30, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended August 30, 2008, were $405.5 million compared to $425.4 million for the four-week period ended September 1, 2007. Total Company direct-to-consumer net sales were $18.9 million for the four-week period ended August 30, 2008, an 8% decrease from sales for the four-week period ended September 1, 2007. August comparable store sales decreased 11%.
By brand, Abercrombie & Fitch comparable store sales were down 5%. Men’s comps were up by a low double digit; women’s comps were down by a low teen. Transactions per store per week decreased 9%; average transaction value increased 7%.
In abercrombie, comparable store sales were down 17%. Boys comps were down by a high single digit; girls comps were down by a low twenty.

Abercrombie & Fitch
August 2008 Sales Release
Call Script
Transactions per store decreased 21%; average transaction value increased 3%.
Hollister comparable store sales were down 14%. Dudes comps were down by a low single digit; Bettys comps were down by a high teen. Transactions per store decreased 18%; average transaction value increased 1%.
RUEHL comparable store sales were down 25%. Men’s comps were down a high single digit; women’s comps were down by a mid thirties. Transactions per store decreased 35%; average transaction value increased 5%.
From a merchandise classification standpoint across all brands, strongest performing masculine categories included jeans, knit tops, shorts and fragrance, while graphic tees were weakest. In the feminine businesses, jeans and sweaters were strongest, while knit tops, graphic tees and fleece were weakest.

Abercrombie & Fitch
August 2008 Sales Release
Call Script
Comps were strongest in flagship stores and US-based “tourist” stores. On a regional basis, excluding flagship and tourist stores, comps were strongest in the Southwest and weakest in the North Atlantic.
We will announce September sales on Thursday, October 9, 2008.
Thank You.

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